TOWER GROUP COMPANIES

IMPORTANT NOTICE: TO ALL TOWER GROUP COMPANIES PRODUCERS

     Tower Group, Inc. to Acquire CastlePoint Holdings, Ltd.

A.M. Best Upgrades Preserver Subsidiaries to A- (Excellent)

This morning Tower Group, Inc. (“Tower”) and CastlePoint Holdings, Ltd. (“CastlePoint”) announced that they have entered into a definitive agreement for the acquisition of CastlePoint by Tower in a transaction valued at $490 million. The transaction will provide substantial benefits for our producers and insureds. With the combined skills of both organizations, Tower Group Companies has the ability to further demonstrate its unique position in the commercial and personal lines marketplace. A copy of the press release issued jointly by Tower and CastlePoint is attached for your review.

Key advantages and benefits of the transaction for Tower producers include:

•	Increased financial strength and sources of revenue
•	Available capital to support Tower's growth and expansion
•	Creation of a broad and diversified product line
•	Development of an expanded distribution platform

In conjunction with this announcement, A.M. Best (“Best”) advised that they are placing both Tower Group Companies and CastlePoint “under review with negative implications” due to the “execution risk involved with integrating this transaction”. We do not anticipate this transaction will have an impact on our current “A- (Excellent)” rating regardless of the outcome of this transaction.

Best stated in their announcement that should the transaction close as presented, Best “expects to affirm the ratings” of Tower Group Companies, CastlePoint Insurance Company and CastlePoint Reinsurance Company, Ltd. Alternatively, if the transaction were not to close and both companies remain independent, Best stated “the ratings for both companies are expected to be affirmed.” Simultaneous with this announcement, Best also announced the upgrade of Tower’s Preserver subsidiaries that Tower acquired last year from “B++ (Good)” to “A- (Excellent)”.

You will be able to address any questions you may have regarding this transaction to your branch manager or business development representative. We thank you for your continued support of the Tower Group Companies and look forward to an even greater role in your agency.

Chris Pechmann	Bruce Sanderson
Senior Vice President	Managing Vice President
Marketing & Distribution	Field Management
Tower Group Companies	Tower Group Companies

     Tower Insurance Company of New York • Tower National Insurance Company • Tower Risk Management Corp.
Preserver Insurance Company • Mountain Valley Indemnity Company • North East Insurance Company
120 Broadway • 31st Floor • New York, NY • 10271-3199 • 212.655.2000 • Fax: 212.655.2199 • www.twrgrp.com